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                                                                  EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-23611) and related Prospectus of Pacific Gulf Properties Inc. (the "Company") for the registration of $250,000,000 of common stock, preferred stock, debt securities and warrants of our report dated June 20, 1997 on the combined revenues and certain expenses of the AEW/Lincoln Properties (Chino Distribution Center, Downey Distribution Center, Fontana Industrial/Distribution Center, Rancho Bernardo Business Center and Warm Springs Industrial Park) for the year ended December 31, 1996 included in the Company's Current Report on Form 8-K dated July 31, 1997, filed with the Securities and Exchange Commission.



                                                /s/ ERNST & YOUNG LLP


Newport Beach, California
July 31, 1997